Exhibit 3.1

Certificate of Incorporation

              State of Delaware

              Secretary of State

          Division of Corporation

  Delivered 02:57 PM 10/25/2006

    FILED 02:57 PM 10/25/2006

SRV 060980634 – 4240878 FILE

CERTIFICATE OF INCORPORATION

OF

DKR HOLDINGS INC.

ARTICLE 1 - NAME

The name of this Corporation is DKR HOLDINGS INC.

ARTICLE 2 - REGISTERED OFFICE AND REGISTERED AGENT

The registered office in the State of Delaware is to be located at 9 East Loockerman Street, Suite 3A, in the City of Dover, County of Kent, Zip Code 19901.  The registered agent in charge thereof is Spiegel & Ultrera, P.A.

ARTICLE 3 - PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporations Law of Delaware.

ARTICLE 4 - CORPORATE CAPITALIZATION

The amount of the total stock of this corporation is authorized to issue is 3,000 shares with a par value of $1.00 per share.  All holders of shares of common stock shall be identical with each other in every respect.

ARTICLE 5 - INCORPORATOR

The name and mailing address of the incorporator is Elsie Sanchez, 9 East Loockerman Street, Suite 3A, Dover, Delaware 19901.

ARTICLE 6 - DIRECTORS

The initial Directors of the Corporation shall be Huong Tran, whose mailing address shall be 2549 Eastbluff Drive, Suite 215, Newport Beach, California 92660, which shall be the principal office of the Corporation.

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand on this 25 October 2006.

/s/   Elsie Sanchez

_____________________________

Elsie Sanchez, Incorporator